PetIQ, Inc. Reports Third Quarter 2023 Financial Results
Record Third Quarter 2023 Net Sales Increase 32% to $277.0 Million
Net Sales and Adjusted EBITDA Exceed Company's Third Quarter 2023 Guidance
Highest Year-to-Date Cash from Operations in the Company's History of $64.7 Million
Announces Services Segment Optimization
Raises 2023 Annual Outlook

EAGLE, Idaho – November 7, 2023 (GLOBE NEWSWIRE) - PetIQ, Inc. (“PetIQ” or the “Company”) (Nasdaq: PETQ), a leading pet medication and wellness company, today reported financial results for the third quarter and nine months ended September 30, 2023.
Cord Christensen, PetIQ’s Chairman & CEO commented, “We are pleased to report the highest third quarter financial results in the history of the Company. We generated growth significantly above our guidance resulting in strong third quarter 2023 cash generation and record low net leverage. We’ve made important strategic decisions to help us increase operating efficiencies and focus our spending on the areas of our business where we are seeing the most favorable returns. PetIQ’s product portfolio continued to experience increased consumption and gain market share in the quarter, evidence that our strategic marketing initiatives are working, and we expect to lean in on these initiatives heading into next year to support the long-term success of our brands. We have an incredible team executing at a high-level that have helped to fuel our record results and ability to raise the Company's full year 2023 outlook.”
Third Quarter 2023 Highlights Compared to Prior Year Period
•Record net sales of $277.0 million, an increase of 32.1%, and above the Company’s guidance for the quarter of $220.0 million to $240.0 million
•Products segment net sales of $239.7 million compared to $176.2 million, an increase of 36.0%
•Services segment net revenues of $37.4 million compared to $33.5 million, an increase of 11.5%
•Gross profit was $72.6 million compared to $50.8 million, an increase of 43.0%
•Gross margin increased 200 basis points to 26.2%
•Net income of $0.5 million, or earnings per diluted share ("EPS") of $0.02, compared to net loss of $49.6 million, or loss per share of $1.68
•Adjusted net income of $12.6 million, an increase of $11.8 million, or adjusted EPS of $0.42, compared to adjusted net income of $0.8 million, or adjusted EPS of $0.03
•EBITDA of $24.7 million compared to $12.8 million, an increase of 93.2%
•Adjusted EBITDA of $29.3 million compared to $16.3 million, an increase of 80.0% and above the Company's guidance for the quarter of $18.0 million to $20.0 million
•Adjusted EBITDA margin increased 280 basis points to 10.6%
•Third quarter cash from operations of $50.3 million
•Net leverage as measured under the Company's credit agreement was 2.8x as of September 30, 2023, compared to 4.3x as of September 30, 2022
•Collaborated with Walmart, an existing partner, on a new, pilot wellness center to offer a variety of pet services, including veterinary care, grooming and hygiene care opened in late September

Nine Month 2023 Highlights Compared to Prior Year Period
•Net sales of $882.0 million, an increase of 19.6%
•Products segment net sales of $776.8 million compared to $643.0 million, an increase of 20.8%
•Services segment net revenues of $105.2 million compared to $94.5 million, an increase of 11.4%

•Gross profit was $208.8 million compared to $170.4 million, an increase of 22.5%
•Gross margin increased 60 basis points to 23.7%
•Net income of $19.8 million, or EPS of $0.67, compared to net loss of $41.7 million, or loss per share of $1.42
•Adjusted net income of $40.1 million, or adjusted EPS of $1.36, an increase of 91.5%, compared to adjusted net income of $20.7 million, or adjusted EPS of $0.71
•EBITDA of $80.7 million compared to $50.0 million, an increase of 61.4%
•Adjusted EBITDA of $92.8 million compared to $64.8 million, an increase of 43.1%

Services Segment Optimization
Late in the third quarter of 2023, the Company initiated a Services segment optimization to improve future profitability which is expected to generate approximately $6.0 million of net cost savings over the next 12 months, all of which, the Company expects to reinvest in its future growth, focusing primarily on areas the Company continues to experience a favorable return on investment, including its mobile community clinics and sales and marketing initiatives for PetIQ's manufactured brands. The optimization included assessing the operational and financial performance of the Company's wellness centers since re-opening after the pandemic as well as the assessment of the veterinary labor market in each geographic market. The Company also evaluated its ability to potentially convert these locations to a more hygiene-focused offering and determined they would be unable to convert these locations in the future based on the aforementioned assessment and the available square footage within the respective wellness centers. As a result of the optimization, the Company identified 149 underperforming wellness centers for closure. The Company closed 45 wellness centers during the third quarter and expects to close the remaining 104 wellness centers in the fourth quarter ending December 31, 2023. The Company ended the third quarter of 2023 with 237 wellness centers and expects to end 2023 with 133 wellness centers.

Christensen continued, “We believe our Services optimization will be executed swiftly in the fourth quarter of 2023 and result in a significantly stronger, more profitable segment that is better positioned for future growth. Over the last 18 months we’ve evolved our services offering based on changes in the pet health care and veterinarian labor market, achieved greater operational efficiencies, and aligned investments in areas of our business where we are seeing the highest rate of returns. Our mobile community clinics fueled solid growth driven by our ability to operate more clinics than the prior year period as our team successfully matched contract veterinarian labor with pet demand. In addition, we are pleased with the initial results from the wellness centers that are testing hygiene, grooming and additional services. Going forward, we will remain prudent with our wellness center growth and remain optimistic about our ability to increase the number of pets served and dollars per pet.”

Third Quarter 2023 Financial Results
Net sales were $277.0 million for the third quarter of 2023, an increase of 32.1% compared to net sales of $209.7 million in the prior year period, driven by an increase in sales from both the Products and Services segments. Products segment net sales of $239.7 million increased 36.0% compared to the prior year period reflecting broad-based growth across product categories and sales channels as well as from the previously announced acquisition of Rocco & Roxie LLC ("Rocco & Roxie") completed in January 2023. The Company experienced continued strength across flea and tick, prescription medication, and health and wellness product offerings with favorable consumption trends. Net sales for PetIQ’s manufactured products outperformed the Company's growth expectations for the third quarter of 2023 as compared to the prior year period with an increase of 41.7% including the acquisition of Rocco & Roxie, or an increase of 27.0%, on an organic basis. Services revenue for the third quarter of 2023 increased 11.5% to $37.4 million driven by operational improvements.

Third quarter 2023 gross profit was $72.6 million, an increase of 43.0%, compared to $50.8 million in the prior year period. Gross margin increased 200 basis points to 26.2% from 24.2% in the prior year period as the Company benefited from operating leverage on higher net sales and increased manufacturing efficiencies as well as a favorable shift in product mix.

Selling, general and administrative expenses (“SG&A”) were $55.0 million for the third quarter of 2023 compared to $46.0 million in the prior year period. As a percentage of net sales, SG&A was 19.9% for the third quarter of 2023, a decrease of 210 basis points compared to the prior year period. Adjusted SG&A was $51.7 million for the third quarter of 2023 compared to $42.5 million in the prior year period. As a percentage of net sales adjusted SG&A was 18.6%, a decrease of 160 basis points compared to the prior year period. The leverage in SG&A and adjusted SG&A was primarily due to continued leverage of costs and increased business expense efficiencies relative to the growth in net sales, partially offset by increased corporate compensation expense, increased advertising and promotional expense to support PetIQ's manufactured products, and increased expenses associated with Rocco & Roxie as compared to the third quarter of 2022.

Restructuring and related charges attributable to the Services segment optimization were $8.5 million for the third quarter ended September 30, 2023. The Company expects total restructuring and related charges of approximately $14.6 million for the year ending December 31, 2023, including approximately $11.0 million of depreciation and amortization as well as $0.3 million inventory valuation adjustments. The Company also expects to settle its lease obligations of approximately $3.0 million in the fourth quarter of 2023. The lease settlement obligations are not expected to result in an expense to the Company's consolidated statements of operations as the liabilities are currently reflected on its balance sheet as of September 30, 2023. Accordingly, the total cash expenditures related to the Services segment optimization are expected to be approximately $6.3 million.

Third quarter 2023 net income was $0.5 million and EPS was $0.02, compared to a net loss of $49.6 million and loss per share of $1.68 in the prior year period. Adjusted net income for the third quarter of 2023 was $12.6 million, an increase of $11.8 million, compared to adjusted net income of $0.8 million in the prior year period. Third quarter 2023 adjusted EPS was $0.42, compared adjusted EPS of $0.03 in the prior year period.
EBITDA was $24.7 million for the third quarter of 2023 compared to $12.8 million in the prior year period, an increase of 93.2%. Third quarter Adjusted EBITDA was a record $29.3 million, an increase of 80.0%, compared to $16.3 million in the prior year period and above the Company's guidance of $18.0 million to $20.0 million. Adjusted EBITDA margin increased 280 basis points to 10.6% compared to 7.8% in the prior year period.
Adjusted SG&A, adjusted net income, adjusted EPS, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide investors with additional insight into the way management views reportable segment operations. See “Non-GAAP Financial Measures” for a definition of these measures and the financial tables that accompany this release for a reconciliation to the most comparable GAAP measure.
Cash Flow and Balance Sheet
The Company ended the third quarter of 2023 with total cash and cash equivalents of $124.6 million. For the third quarter ended September 30, 2023, the Company generated $50.3 million of cash from operations which was driven by increased earnings as well as $30.2 million from working capital benefits. The Company’s total debt, which is comprised of its term loan, ABL, convertible notes and capital leases was $447.9 million as of September 30, 2023. The Company had total liquidity, which it defines as cash on hand plus debt availability, of $249.6 million as of September 30, 2023. The Company's net leverage as measured under the Company's credit agreement was 2.8x as of September 30, 2023, down from 4.3x in the prior year period, driven by higher earnings and improved working capital. Please refer to the financial table within this press release for a calculation of the Company’s net leverage under the credit agreement.

Outlook
For the full year 2023 the Company is raising its outlook previously provided, and now expects the following, inclusive of its Services segment optimization announced today:
•Net sales of $1,060 million to $1,080 million, an increase of approximately 16.0% compared to 2022 based on the mid-point of the guidance
•Adjusted EBITDA of $99 million to $103 million, an increase of approximately 30.0% compared to 2022 based on the mid-point of the guidance

The Company does not provide guidance for net income, the most directly comparable GAAP measure to Adjusted EBITDA, and similarly cannot provide a reconciliation between its forecasted adjusted EBITDA and net income without unreasonable effort due to the unavailability of reliable estimates for certain components of net income and the respective reconciliations. These forecasted items are not within the Company’s control, may vary greatly between periods and could significantly impact future financial results for the fourth quarter, and full year ending December 31, 2023.

Conference Call and Webcast

The Company will host a conference call with members of the executive management team to discuss these results. The conference call is scheduled to begin today at 4:30 p.m. ET. To participate on the live call listeners in North America may dial 833-816-1410 and international listeners may dial 412-317-0503.
In addition, the call will be broadcast live over the Internet hosted at the “Investors” section of the Company's website at www.PetIQ.com. A telephonic playback will be available through November 28, 2023. North American listeners may dial 844-512-2921 and international listeners may dial 412-317-6671; the passcode is 10182495.
About PetIQ
PetIQ is a leading pet medication and wellness company delivering a smarter way for pet parents to help their pets live their best lives through convenient access to affordable veterinary products and services. We engage with customers through more than 60,000 points of distribution across retail and e-commerce channels with our branded and distributed medications as well as health and wellness items, which are further supported by our world-class medications manufacturing facility in Omaha, Nebraska and health and wellness manufacturing facility in Springville, Utah. Our national service platform, operates in over 2,600 retail partner locations in 41 states, providing cost effective and convenient veterinary wellness services. PetIQ believes that pets are an important part of the family and deserve the best products and care that we can give them.

Investors: katie.turner@petiq.com or 208.513.1513

Media: kara.schafer@petiq.com or 407.929.6727

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could” and similar expressions. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management's good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, general economic or market conditions, global economic slowdown, increased inflation, rising interest rates, global conflict and recent and potential future bank failures; our ability to successfully grow our business through acquisitions and our ability to integrate acquisitions, including Rocco & Roxie; our ability to achieve the anticipated cost savings and reinvestment from the Services segment optimization, the anticipated costs associated with the optimization, and the success of our remaining wellness centers following the optimization; our dependency on a limited number of customers; our ability to implement our growth strategy effectively; our ability to manage our manufacturing and supply chain effectively; disruptions in our manufacturing and distribution chains; competition from veterinarians and others in our industry; reputational damage to our brands; economic trends and spending on pets; the effectiveness of our marketing and trade promotion programs; recalls or withdrawals of our products or product liability claims; our ability to introduce new products and improve existing products; our ability to protect our intellectual property; costs associated with governmental regulation; our ability to keep and retain key employees; our ability to sustain profitability; and the risks set forth under the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2022 and other reports filed time to time with the Securities and Exchange Commission. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may materially adversely affect our business, financial condition or operating results. The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

Non-GAAP Financial Measures
In addition to financial results reported in accordance with U.S. GAAP, PetIQ uses the following non-GAAP financial measures: adjusted net income, adjusted earnings per share, adjusted SG&A, adjusted EBITDA, and adjusted EBITDA margin.
Adjusted net income consists of net income adjusted for tax expense, acquisition expenses, integration costs, litigation costs, restructuring costs and stock-based compensation expense. Adjusted net income is utilized by management to evaluate the effectiveness of our business strategies. Non-GAAP adjusted earnings per share is defined as non-GAAP adjusted net income divided by the weighted average number of shares of common stock outstanding during the period.
Adjusted SG&A consists of SG&A adjusted for acquisition expenses, stock-based compensation expense, integration costs, and litigation expense.
EBITDA represents net income before interest, income taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA plus adjustments for transactions that management does not believe are representative of our core ongoing business including acquisition costs, restructuring costs, stock-based compensation expense, and integration costs. Adjusted EBITDA margin is adjusted EBITDA stated as a percentage of net sales.

Adjusted EBITDA is utilized by management as a factor in evaluating the Company's performance and the effectiveness of our business strategies. The Company presents EBITDA because it is a necessary component for computing adjusted EBITDA.

We believe that the use of these non-GAAP measures provides additional tools for investors to use in evaluating ongoing operating results and trends. In addition, you should be aware when evaluating these non-GAAP measures that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by these or other unusual or non-recurring items. Our computation of non-GAAP measures may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate these non-GAAP measures in the same manner. Our management does not, and you should not, consider the non-GAAP financial measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements. See a reconciliation of each non-GAAP measure to the most comparable GAAP measure, in the financial tables that accompany this release.

PetIQ, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in 000’s except for per share amounts)

	September 30, 2023	December 31, 2022
Current assets
Cash and cash equivalents	$124,614	$101,265
Accounts receivable, net	151,680	118,004
Inventories	128,126	142,605
Other current assets	6,241	8,238
Total current assets	410,661	370,112
Property, plant and equipment, net	62,927	73,395
Operating lease right of use assets	12,289	18,231
Other non-current assets	2,373	1,373
Intangible assets, net	164,644	172,479
Goodwill	204,195	183,306
Total assets	$857,089	$818,896
Liabilities and equity
Current liabilities
Accounts payable	$113,449	$112,995
Accrued wages payable	19,162	11,512
Accrued interest payable	7,915	1,912
Other accrued expenses	9,133	7,725
Current portion of operating leases	6,877	6,595
Current portion of long-term debt and finance leases	8,105	8,751
Total current liabilities	164,641	149,490
Operating leases, less current installments	8,783	12,405
Long-term debt, less current installments	439,210	443,276
Finance leases, less current installments	617	907
Other non-current liabilities	4,667	1,025
Total non-current liabilities	453,277	457,613
Equity
Additional paid-in capital	385,839	378,709
Class A common stock, par value $0.001 per share, 125,000 shares authorized; 29,558 and 29,348 shares issued, respectively	29	29
Class B common stock, par value $0.001 per share, 8,402 shares authorized; 239 and 252 shares issued and outstanding, respectively	—	—
Class A treasury stock, at cost, 373 shares	(3,857)	(3,857)
Accumulated deficit	(143,115)	(162,733)
Accumulated other comprehensive loss	(1,715)	(2,224)
Total stockholders' equity	237,181	209,924
Non-controlling interest	1,990	1,869
Total equity	239,171	211,793
Total liabilities and equity	$857,089	$818,896

PetIQ, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, in 000’s, except for per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022

Product sales	$239,665	$176,217	$776,825	$642,981
Services revenue	37,354	33,508	105,212	94,453
Total net sales	277,019	209,725	882,037	737,434
Cost of products sold	174,286	131,414	585,616	485,833
Cost of services	30,122	27,541	87,671	81,222
Total cost of sales	204,408	158,955	673,287	567,055
Gross profit	72,611	50,770	208,750	170,379
Operating expenses
Selling, general and administrative expenses	55,021	45,984	153,507	144,815
Restructuring(1)	8,235	—	8,235	—
Goodwill impairment	—	47,264		47,264
Operating income (loss)	9,355	(42,478)	47,008	(21,700)
Interest expense, net	8,581	7,276	26,137	19,696
Other expense (income), net	35	172	158	(31)
Total other expense, net	8,616	7,448	26,295	19,665
Pretax net income (loss)	739	(49,926)	20,713	(41,365)
Income tax (expense) benefit	(283)	355	(923)	(368)
Net income (loss)	456	(49,571)	19,790	(41,733)
Net income (loss) attributable to non-controlling interest	5	(435)	172	(360)
Net income (loss) attributable to PetIQ, Inc.	$451	$(49,136)	$19,618	$(41,373)
Net income (loss) per share attributable to PetIQ, Inc. Class A common stock
Basic	$0.02	$(1.68)	$0.67	$(1.42)
Diluted	$0.02	$(1.68)	$0.67	$(1.42)
Weighted Average shares of Class A common stock outstanding
Basic	29,181	29,224	29,116	29,224
Diluted	29,715	29,224	29,386	29,224

(1) Restructuring charges include accelerated depreciation and amortization, variable lease expenses, and other miscellaneous costs. The remaining costs pertain to variable lease expenses, lease termination costs, severance, and other miscellaneous costs

PetIQ, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in 000’s)

	For the Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities
Net income (loss)	$19,790	$(41,733)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization of intangible assets and loan fees	35,816	26,564
Loss on disposition of property, plant, and equipment	7	56
Stock based compensation expense	8,059	8,904
Goodwill impairment	—	47,264
Other non-cash activity	672	(7)
Changes in assets and liabilities, net of business acquisition
Accounts receivable	(32,562)	(11,219)
Inventories	16,451	(50,847)
Other assets	2,078	1,924
Accounts payable	(593)	18,957
Accrued wages payable	7,649	1,083
Other accrued expenses	7,362	(1,818)
Net cash provided by (used in) operating activities	64,729	(872)
Cash flows from investing activities
Business acquisition (net of cash acquired)	(27,634)	—
Purchase of property, plant, and equipment	(6,205)	(9,797)
Net cash used in investing activities	(33,839)	(9,797)
Cash flows from financing activities
Proceeds from issuance of long-term debt	35,000	44,000
Principal payments on long-term debt	(40,700)	(49,700)
Repurchase of Class A common stock	—	(3,857)
Principal payments on finance lease obligations	(1,138)	(1,097)
Tax withholding payments on Restricted Stock Units	(984)	(862)
Exercise of options to purchase Class A common stock	—	115
Net cash used in financing activities	(7,822)	(11,401)
Net change in cash and cash equivalents	23,068	(22,070)
Effect of exchange rate changes on cash and cash equivalents	281	(618)
Cash and cash equivalents, beginning of period	101,265	79,406
Cash and cash equivalents, end of period	$124,614	$56,718

PetIQ, Inc.
Summary Segment Results
(Unaudited, in 000’s)

	For the Three Months Ended		For the Nine Months Ended
$'s in 000's	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Products segment sales	$239,665	$176,217	$776,825	$642,981
Services segment revenue:
Same-store sales	35,280	29,591	97,441	48,989
Non same-store sales	2,074	3,917	7,771	15,873
Total services segment revenue	$37,354	$33,508	$105,212	$94,453
Total net sales	$277,019	$209,725	$882,037	$737,434

PetIQ, Inc.
Reconciliation between Selling, General & Administrative (“SG&A”) and Adjusted SG&A
(Unaudited, in 000’s)

	For the Three Months Ended		For the Nine Months Ended
$'s in 000's	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
SG&A	$55,021	$45,984	$153,507	$144,815
% of Sales	19.9%	21.9%	17.4%	27.4%
Less:
Acquisition costs(3)	—	1,035	713	1,191
Stock based compensation expense	2,851	2,238	8,059	8,904
Integration costs(4)	484	200	1,508	943
Litigation expenses	30	—	30	3,802
Adjusted SG&A(6)	$51,656	$42,511	$143,197	$129,975
% of Sales	18.6%	20.3%	16.4%	25.4%

PetIQ, Inc.
Reconciliation between Net Income and Adjusted EBITDA
(Unaudited, in 000’s)

	For the Three Months Ended		For the Nine Months Ended
$'s in 000's	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net income (loss)	$456	$(49,571)	$19,790	$(41,733)
Plus:
Tax expense (benefit)	283	(355)	923	368
Depreciation(1)	10,851	3,576	18,536	10,773
Amortization	4,546	4,602	15,285	13,602
Goodwill impairment(2)	—	47,264	—	47,264
Interest expense, net	8,581	7,276	26,137	19,696
EBITDA	$24,717	$12,792	$80,671	$49,970
Acquisition costs(3)	—	1,035	713	1,191
Stock based compensation expense	2,851	2,238	8,059	8,904
Integration costs(4)	484	200	2,078	943
Restructuring(5)	1,200	—	1,200	—
Litigation expenses	30	—	30	3,802
Adjusted EBITDA(6)	$29,282	$16,265	$92,751	$64,810
Adjusted EBITDA Margin	10.6%	7.8%	10.5%	12.3%

PetIQ, Inc.
Reconciliation between Net Income and Adjusted Net Income
(Unaudited, in 000’s, except for per share amounts)

	For the Three Months Ended		For the Nine Months Ended
$'s in 000's	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net income (loss)	$456	$(49,571)	$19,790	$(41,733)
Plus:
Tax expense (benefit)	283	(355)	923	369
Goodwill impairment(2)	—	47,264	—	47,264
Acquisition costs(3)	—	1,035	713	1,191
Stock based compensation expense	2,851	2,238	8,059	8,904
Integration costs(4)	484	200	2,078	943
Restructuring(7)	8,485	—	8,485	—
Litigation expenses	30	—	30	3,802
Adjusted Net income(6)	$12,589	$811	$40,078	$20,740

Non-GAAP adjusted EPS
Basic	$0.43	$0.03	$1.38	$0.71
Diluted	$0.42	$0.03	$1.36	$0.71
Weighted Average shares of Class A common stock outstanding used to compute non-GAAP adjusted EPS
Basic	29,181	29,224	29,116	29,224
Diluted	29,715	29,224	29,386	29,224

(1) Depreciation includes $7.3 million of accelerated depreciation recognized during the the three and nine months ended September 30, 2023, associated with Services segment optimization.
(2) Non-cash goodwill impairment due to a significant decline in the Company’s market capitalization, driven primarily by rising interest rates and macroeconomic conditions.
(3) Acquisition costs include legal, accounting, banking, consulting, diligence, and other costs related to completed and contemplated acquisitions.
(4) Integration costs represent costs related to integrating acquired businesses, including personnel costs such as severance and retention bonuses, consulting costs, contract termination costs and IT conversion costs.
(5) Restructuring consists of variable lease expenses, inventory valuation adjustments and other miscellaneous costs.
(6) Effective December 31, 2022, the Company no longer includes non same-store operating results related to the Services segment wellness centers with less than six full quarters of operating results, and pre-opening expenses, as an adjustment to its calculation of its non-GAAP financial measures. As a result, the following non-GAAP measures have been recast for comparability to remove non same-store operating results for the three and nine months ended September 30, 2022 as follows:
•Adjusted SG&A - $1.2 and $5.7 million, respectively
•Adjusted net income - $3.5 and $15.9 million, respectively
•Adjusted EBITDA - $2.9 and $13.6 million, respectively
(7) Restructuring consists of accelerated depreciation and amortization, variable lease expenses, and other miscellaneous costs.

PetIQ, Inc.
Calculation of Net Leverage Ratio Under Term Loan B
(Unaudited, in 000’s, except for multiples)

	September 30, 2023
Total debt	$446,546
Total Capital Leases	1,386
Less Cash	(124,614)
Net Debt	323,318
LTM Term Loan B Adjusted EBITDA(1)	115,610
Term Loan B net leverage	2.8	x
(1) Our Term Loan B documentation defines Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization and a non-cash goodwill impairment charge, as further adjusted for acquisition costs, loss on debt extinguishment and related costs, stock based compensation expense, integration costs, litigation expenses, and non same-store net income (loss), which we refer to as “Term Loan B Adjusted EBITDA.” Term Loan B Adjusted EBITDA is not a non-GAAP measure and is presented solely for purposes of providing investors an understanding of the Company’s financial condition and liquidity and should not be relied upon for any purposes other than an understanding of the Company’s financial condition and liquidity as it relates to the Company’s Term Loan B.